Exhibit 99.1
Contact:	Diane Huggins Vice President, Corporate Communications (615) 565-1817
LIFEPOINT HOSPITALS PROMOTES
DAVID M. DILL TO PRESIDENT
Brentwood, Tennessee (January 26, 2011) — LifePoint Hospitals, Inc. (NASDAQ: LPNT) today announced that David M. Dill, Executive Vice President and Chief Operating Officer, has been promoted to President and Chief Operating Officer of the Company, effective immediately. William F. (Bill) Carpenter III will continue to serve as LifePoint’s Chief Executive Officer and Chairman of the Board of Directors.
“David has been a valued member of our team since joining the Company in 2007,” said Mr. Carpenter. “Having served as our Chief Financial Officer and Chief Operating Officer, David has a unique handle on all aspects of our business. He has been instrumental in developing and implementing our strategic plan, including improving the quality of care across our hospitals, recruiting the right physicians to communities where they are needed, expanding our service lines and improving hospital Emergency Departments. This well-deserved promotion recognizes David’s leadership and dedication to the Company, and we look forward to continuing to work with him as we navigate the changing economic and healthcare landscapes.”
“It is an honor to be recognized in this way,” said Mr. Dill. “I look forward to continuing to work with Bill and our great management team to grow the Company and make the communities we serve healthier.”
Mr. Dill, age 42, has served as LifePoint’s Executive Vice President and Chief Operating Officer since April 2009. Before joining the Company as Chief Financial Officer in July 2007, Mr. Dill served as Chief Executive Officer in the East Division of Fresenius Medical Care Services beginning in March 2006. Prior to that time, Mr. Dill was Executive Vice President, Chief Financial Officer and Treasurer of Renal Care Group, Inc., a publicly traded dialysis services company.
About LifePoint Hospitals
LifePoint Hospitals, Inc. is a leading hospital company focused on providing quality healthcare services close to home. Through its subsidiaries, LifePoint operates 52 hospital campuses in 17 states. With a mission of “Making Communities Healthier®,” LifePoint is the sole community hospital provider in the majority of the communities it serves. More information about the Company, which is headquartered in Brentwood, Tennessee, can be found on its website, www.LifePointHospitals.com. All references to “LifePoint,” “LifePoint Hospitals,” or the “Company” used in this release refer to LifePoint Hospitals, Inc. or its affiliates.
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